                                                            Exhibit 4.1



                        ALZA TTS RESEARCH PARTNERS, LTD.
                                 AGREEMENT
                                     OF
                            LIMITED PARTNERSHIP

                      AGREEMENT OF LIMITED PARTNERSHIP
                             Table of Contents

                                                                       Page
                                                                       ----
                                 ARTICLE 1

GENERAL PROVISIONS . . . . . . . . . . . . . . . . . . . . . . . . . .   1

  1.1  Formation . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
  1.2  Name. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
  1.3  Term. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
  1.4  Partnership Business. . . . . . . . . . . . . . . . . . . . . .   2
  1.5  Principal Place of Business . . . . . . . . . . . . . . . . . .   2

                                 ARTICLE 2

CAPITAL CONTRIBUTIONS . . . . . . . . . . . . . . . . . . . . . . . . .  3

  2.1  Capitalization . . . . . . . . . . . . . . . . . . . . . . . . .  3
  2.2  Partners; Amount of Agreed Capital Contributions . . . . . . . .  3
  2.3  Additional Partners. . . . . . . . . . . . . . . . . . . . . . .  4
  2.4  Additional Capital Contributions Not Required. . . . . . . . . .  5
  2.5  No Interest on Capital . . . . . . . . . . . . . . . . . . . . .  5
  2.6  No Withdrawal of Capital . . . . . . . . . . . . . . . . . . . .  5
  2.7  No Voluntary Capital Contributions . . . . . . . . . . . . . . .  6
  2.8  General Partner as Limited Partner . . . . . . . . . . . . . . .  6


                                 ARTICLE 3

DISTRIBUTIONS, PROFITS AND LOSSES . . . . . . . . . . . . . . . . . . .  6

  3.1  Capital Accounts . . . . . . . . . . . . . . . . . . . . . . . .  6
  3.2  Partnership Capital Percentage . . . . . . . . . . . . . . . . .  6
  3.3  Allocation of Profits and Losses . . . . . . . . . . . . . . . .  7
  3.4  Distributions to Partners. . . . . . . . . . . . . . . . . . . .  7


                                ARTICLE 4

ADMINISTRATIVE PROVISIONS . . . . . . . . . . . . . . . . . . . . . . .  8

                                Table of Contents
                                  (Continued)
                                                                       Page
                                                                       -----

  4.1  Control. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  8
  4.2  Powers of General Partner. . . . . . . . . . . . . . . . . . . .  8
  4.3  Time Devoted by the General Partner; Contracts
        with the General Partner. . . . . . . . . . . . . . . . . . . . 11
  4.4  Net Worth; Liability; Indemnification  . . . . . . . . . . . . . 12
  4.5  Limited Partners . . . . . . . . . . . . . . . . . . . . . . . . 14
  4.6  Class B Limited Partner's Right to Consult . . . . . . . . . . . 16

                                  ARTICLE 5

ACCOUNTING AND REPORTS. . . . . . . . . . . . . . . . . . . . . . . . . 16

  5.1  Books and Records. . . . . . . . . . . . . . . . . . . . . . . . 16
  5.2  Fiscal Year  . . . . . . . . . . . . . . . . . . . . . . . . . . 16
  5.3  Accounting Method  . . . . . . . . . . . . . . . . . . . . . . . 16
  5.4  Reports  . . . . . . . . . . . . . . . . . . . . . . . . . . . . 16
  5.5  Tax Returns and Other Reports  . . . . . . . . . . . . . . . . . 18


                                 ARTICLE 6

TRANSFERS AND OTHER DISPOSITIONS OF PARTNERSHIP
   INTERESTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 18

  6.1  Transfer of Interests  . . . . . . . . . . . . . . . . . . . . . 18
  6.2  Death or Incompetence of Class A Limited
          Partner . . . . . . . . . . . . . . . . . . . . . . . . . . . 19
  6.3  Sale or Transfer of Interest of a Limited
          Partner . . . . . . . . . . . . . . . . . . . . . . . . . . . 19
  6.4  Assignee or Transferee Bound by This
          Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . 22
  6.5  Effective Date of Transfer . . . . . . . . . . . . . . . . . . . 22
  6.6  Nontransferability of Interest of a
          General Partner . . . . . . . . . . . . . . . . . . . . . . . 22
  6.7  Removal or Bankruptcy of General Partner . . . . . . . . . . . . 23


                               ARTICLE 7

PURCHASE OPTION . . . . . . . . . . . . . . . . . . . . . . . . . . . . 24

  7.l  Grant of Option  . . . . . . . . . . . . . . . . . . . . . . . . 24
  7.2  Time for Exercise  . . . . . . . . . . . . . . . . . . . . . . . 24
  7.3  Manner of Exercise . . . . . . . . . . . . . . . . . . . . . . . 24

                           Table of Contents
                              (Continued)
                                                                       Page
                                                                       ----

  7.4  Purchase Price; Payment. . . . . . . . . . . . . . . . . . . . . 24
  7.5  Transfer of Title. . . . . . . . . . . . . . . . . . . . . . . . 25
  7.6  Rights of ALZA Development Corporation . . . . . . . . . . . . . 25

                              ARTICLE 8

TERMINATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 26

  8.1  Termination. . . . . . . . . . . . . . . . . . . . . . . . . . . 26
  8.2  Terminating Event  . . . . . . . . . . . . . . . . . . . . . . . 26
  8.3  Right to Dissolve the Partnership  . . . . . . . . . . . . . . . 26

                              ARTICLE 9

DISSOLUTION AND FINAL DISTRIBUTION OF ASSETS  . . . . . . . . . . . . . 27

  9.1  Winding Up the Partnership . . . . . . . . . . . . . . . . . . . 27
  9.2  Gains or Losses in Process of Liquidation. . . . . . . . . . . . 28
  9.3  Waiver of Rights to Court Decree
         of Dissolution . . . . . . . . . . . . . . . . . . . . . . . . 28
  9.4  Return of Capital. . . . . . . . . . . . . . . . . . . . . . . . 28

                             ARTICLE 10

MEETINGS OF PARTNERS  . . . . . . . . . . . . . . . . . . . . . . . . . 29

  10.1  Meetings  . . . . . . . . . . . . . . . . . . . . . . . . . . . 29

                             ARTICLE 11

MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 30

  11.1  Costs . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 30
  11.2  Headings  . . . . . . . . . . . . . . . . . . . . . . . . . . . 30
  11.3  Counterparts; Signature Pages . . . . . . . . . . . . . . . . . 30
  11.4  Entire Agreement  . . . . . . . . . . . . . . . . . . . . . . . 30
  11.5  Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . 31
  11.6  Applicable Law  . . . . . . . . . . . . . . . . . . . . . . . . 31
  11.7  Successors and Assigns  . . . . . . . . . . . . . . . . . . . . 31
  11.8  Authorization; Power of Attorney  . . . . . . . . . . . . . . . 32

IT IS UNLAWFUL TO CONSUMMATE A SALE OR TRANSFER OF THIS SECURITY, OR ANY INTEREST THEREIN, OR TO RECEIVE ANY CONSIDERATION THEREFOR, WITHOUT THE PRIOR WRITTEN CONSENT OF THE COMMISSIONER OF CORPORATIONS OF THE STATE OF CALIFORNIA, EXCEPT AS PERMITTED IN THE COMMISSIONER'S RULES.

                 AGREEMENT OF LIMITED PARTNERSHIP
                 --------------------------------

    AGREEMENT made this 30th day of December, 1982, by and between ALZA DEVELOPMENT CORPORATION, a California corporation ("General Partner") and Mary M. Roensch (the "Initial Class A Limited Partner" who, together with those parties who shall hereafter be admitted as additional or substituted Class A Limited Partners pursuant to the terms hereof, collectively shall be called the "Class A Limited Partners"). The Class A Limited Partners, together with the entity who hereafter shall be admitted as a Class B Limited Partner (the "Class B Limited Partner") collectively shall be called "Limited Partners". The Limited Partners, together with the General Partner, collectively shall be called "Partners".

    In consideration of the mutual promises and covenant contained herein, the parties hereto agree as follows:

                                  ARTICLE 1

                             GENERAL PROVISIONS


    1.1 FORMATION. The General Partner and the Initial Class A Limited Partner hereby form with each other a limited partnership (the "Partnership") pursuant to the provisions of the California Uniform Limited Partnership Act (the "Act").

The Partnership shall continue without interruption as a limited partnership under the provisions of the Act after the admission of additional Class A Limited Partners and the Class B Limited Partner pursuant to the provisions of Section 2.4 hereof and the withdrawal from the Partnership of the Initial Class A Limited Partner.

    1.2 NAME. The Partnership shall operate under the name of "ALZA TTS Research Partners, Ltd."; provided, however, that the business of the Partnership may be conducted, upon compliance with all applicable laws, under any other name designated by the General Partner.

    1.3 TERM. The Partnership shall commence on the date of the recording of a Certificate of Limited Partnership in the Office of the Recorder of Santa Clara County, and shall continue until January 31, 2004, unless earlier terminated pursuant to the provisions of this Agreement.

    1.4 PARTNERSHIP BUSINESS. The Partnership is formed (i) to develop, obtain regulatory approval for, license, manufacture and market pharmaceutical products combining transdermal therapeutic systems technology with selected drug compounds and (ii) to engage in any lawful business incidental thereto.

    1.5 PRINCIPAL PLACE OF BUSINESS. The principal place of business of the Partnership shall be 950 Page Mill Road, Palo Alto, California 94304 or such other place as the General Partner shall from time to time designate.

                                  ARTICLE 2

                            CAPITAL CONTRIBUTIONS


    2.1 CAPITALIZATION. The minimum capitalization of the Partnership for commencement of its business shall be $12,373,737 and the maximum capitalization of the Partnership shall be $16,919,192.

    2.2 PARTNERS; AMOUNT OF AGREED CAPITAL CONTRIBUTIONS. The capital contributions to be made to the Partnership (the "Agreed Capital
Contributions") shall be as follows:

    (a) The name, address and Agreed Capital Contribution of the General Partner are set forth on Schedule A hereto, as amended from time to time. In addition to its Agreed Capital Contribution, the General Partner shall contribute additional capital to the Partnership, if necessary, so that the General Partner's total Agreed Capital Contribution as general partner at all times shall equal 1% of the aggregate contributions to capital of all Partners.

    (b) The name, place of residence and Agreed Capital Contribution of the Initial Class A Limited Partner are set forth on Schedule A hereto, as amended from time to time. Upon the admission of any additional Class A Limited Partner pursuant to Section 2.4 hereof, the Initial Class A Limited Partner shall withdraw from the Partnership and shall be entitled to receive forthwith the return of her Agreed Capital Contribution, without interest or deduction.

    2.3  ADDITIONAL PARTNERS.

    (a) The General Partner is authorized to admit additional Class A Limited Partners if, after the admission of such additional Class A Limited Partners, the aggregate Agreed Capital Contribution of all the Class A Limited Partners would not be less than $12,000,000 nor more than $16,000,000 (excluding the Agreed Capital Contribution of the Initial Limited Partner). The manner of the offering of the additional Class A Limited Partnership interests, the terms and conditions under which subscriptions for such interests will be accepted, the manner of and conditions to the sale of such interests to subscribers therefor and the admission of such subscribers as additional Class A Limited Partners shall be in all material respects as provided in the prospectus (the "Prospectus") contained in the Registration Statement filed with the Securities and Exchange Commission for the registration under the Securities Act of 1933, as amended, of the Class A Limited Partnership interests and shall be subject to the provisions thereof. Upon the admission of any additional Class A Limited Partners, the names, places of residence and Agreed Capital Contributions of the additional Class A Limited Partners shall be set forth on Schedule A, as amended from time to time, and each such additional Class A Limited Partner shall execute a signature page of this Agreement, which shall be deemed to be a counterpart of this Agreement.

    (b) The General Partner is authorized to admit Stada Arzneimittel AG as a Class B Limited Partner if it agrees to make an Agreed Capital Contribution of $750,000. Upon the admission of the Class B Limited Partner, its name, address and Agreed Capital Contribution shall be set forth on Schedule A hereto, as amended from time to time, and such Class B Limited Partner shall execute a signature page of this Agreement. The Agreed Capital Contribution of the Class B Limited Partner shall be payable one-third on the date of its admission to the Partnership, one-third one year from such date, and one-third two years from such date. No interest shall be payable by the Class B Limited Partner with respect to any installment of its Agreed Capital Contribution that is paid when due.

    (c)  No additional General Partner may be admitted except as provided in
Article 6 hereof.

    2.4 ADDITIONAL CAPITAL CONTRIBUTIONS NOT REQUIRED. The Partnership interests of the Partners are nonassessable. Except as provided in Section 2.2(a) hereof with respect to the General Partner, no additional contributions to capital shall be required.

    2.5 NO INTEREST ON CAPITAL. No interest shall be paid on contributions to the capital of the Partnership.

    2.6  NO WITHDRAWAL OF CAPITAL. Except as provided in Section 2.2(b) and
Article 9 hereof, no Partner shall have the right to withdraw such Partner's capital contribution.

    2.7 NO VOLUNTARY CAPITAL CONTRIBUTIONS. No Partner shall have the right to make voluntary contributions to the capital of the Partnership.

    2.8 GENERAL PARTNER AS LIMITED PARTNER. The General Partner also may be a Limited Partner to the extent that it purchases or becomes the transferee of all or any part of the Partnership interest of a Limited Partner. The General Partner's Agreed Capital Contribution pursuant to Section 2.2(a) hereof shall be made solely in its capacity as General Partner and, except as provided in Section 6.7 hereof, shall not entitle the General Partner to any rights as a Limited Partner.

                                 ARTICLE 3

                    DISTRIBUTIONS, PROFITS AND LOSSES


    3.1 CAPITAL ACCOUNTS. A "Capital Account" shall be maintained for each Partner, which shall consist of the Partner's Agreed Capital Contribution, increased by the Partner's allocable share of Partnership net income and by any additional capital contributions of the Partner and decreased by the Partner's allocable share of Partnership net losses and by the amount of any distributions to the Partner.

    3.2 PARTNERSHIP CAPITAL PERCENTAGE. The "Partnership Capital Percentage" of each Partner shall be that proportion (expressed as a percentage) that the amount of the Partner's Agreed Capital Contribution bears to the total of all Partners' Agreed Capital Contributions.

    3.3 ALLOCATION OF INCOME AND LOSSES. All income and losses of the Partnership shall be allocated as follows:

    (a) Any net losses of the Partnership shall be allocated as follows: (i) first, 99% to the Class A Limited Partners as a group (provided that no such allocation shall reduce any Class A Limited Partner's Capital Account below zero) and 1% to the General Partner; (ii) then, if the Capital Accounts of all of the Class A Limited Partners have been reduced to zero, 99% to the Class B Limited Partner (provided that no such allocation shall reduce the Class B Limited Partner's Capital Account below zero) and 1% to the General Partner; and (iii) thereafter, if the Capital Account of the Class B Limited Partner has been reduced to zero, 100% to the General Partner. Among the Class A Limited Partners, all net losses shall be allocated in proportion to their respective Partnership Capital Percentages.

    (b) Net income of the Partnership shall be allocated as follows: (i) first, to the Partners to the extent of, in proportion to and in the inverse order of net losses previously allocated pursuant to Section 3.3(a) hereof and (ii) thereafter, to all Partners in proportion to their respective Partnership Capital Percentages.

    3.4 DISTRIBUTIONS TO PARTNERS. As soon as practicable after the close of each calendar quarter, the General Partner shall distribute Excess Cash to the Partners in proportion to their respective Partnership Capital Percentages. The term "Excess Cash" as used herein, with respect to any quarter shall mean all cash funds received by the Partnership in such quarter, other than Agreed Capital Contributions and interest or other income earned on temporary investments thereof, less the sum of (i) all amounts expended during such quarter by the General Partner in the conduct of the Partnership's business and (ii) such working capital or other reserves or amounts as the General Partner determines in its sole discretion are necessary or appropriate for Partnership operations and obligations.

                                     ARTICLE 4

                             ADMINISTRATIVE PROVISIONS


    4.1 CONTROL. Except as expressly provided herein, the General Partner shall have exclusive control over the management, operation and policies of the Partnership. The General Partner shall have all of the rights and powers of a general partner as provided in the Act. The Limited Partners shall not participate in the management of the business of the Partnership.

    4.2  POWERS OF GENERAL PARTNER.

    (a) Without limiting the provisions of Section 4.1 hereof, the General Partner hereby is authorized, in carrying on the business of the Partnership:

    (i) to negotiate, enter into and execute contracts, licenses, joint venture agreements and leases and incur obligations for and on behalf of the Partnership;

    (ii) to borrow monies for and on behalf of Partnership necessary or desirable for Partnership operations, upon such terms and conditions as it may deem advisable and proper, and to pledge the credit and mortgage or otherwise encumber the assets of the Partnership for such purposes; provided, however, that the Partnership may not, without amending this Agreement, have outstanding at any one time in excess of $100,000 in principal amount of such borrowings;

    (iii) to acquire and sell real and personal property on behalf of the Partnership upon such terms as the General Partner deems advisable;

    (iv) to select depositories for the cash funds of the Partnership and to designate signatures for the accounts in such depositories;

    (v) to employ (and terminate the employment of) such persons, firms or corporations on behalf of the Partnership as, in its sole discretion, the General Partner shall deem advisable for the proper operation of the Partnership business including, without limitation, consultants, lawyers and accountants. The fact that the General Partner or any of its affiliates is employed by or employs, or is directly or indirectly affiliated with, any such Person, firm or corporation, shall not prohibit the General Partner from employing or otherwise dealing with such person, firm or corporation;

    (vi) to the extent that funds of the Partnership are, in the General Partner's discretion, not immediately necessary to the conduct of the Partnership's business, to invest temporarily such funds in cash, cash equivalents and United States government securities;

    (vii) to prosecute, protect and defend all patents, patent rights, trade names, trademarks and service marks, and all applications with respect thereto that may be held by the Partnership;

    (viii) to prepay, in whole or in part, refinance, modify or extend any agreement or promissory note, or any lease, mortgage or deed of trust affecting property owned by the Partnership, and in connection therewith to execute for and on behalf of the Partnership any and all extensions, renewals and modifications of such instruments; and

    (ix) to take any other actions incidental to any of the foregoing or to the purposes of the Partnership.

The General Partner shall use its best efforts to cause the Partnership to be formed, qualified or registered under assumed or fictitious name statutes or similar laws in any state in which the Partnership owns property or transacts business, if such formation, qualification or registration is necessary to protect the limited liability of the Limited Partners or to permit the Partnership lawfully to own property or to transact business in such state.

    (b) No person shall be required to determine the General Partner's authority to act on behalf of the Partnership.

    (c) The General Partner shall, on the first federal income tax return of the Partnership, treat research or experimentation expenditures of the Partnership as deductible under Section 174 of the Internal Revenue Code of 1954, as amended, when paid or incurred; and the General Partner is authorized, in its discretion, to make or decline to make any other elections which may be made for federal or state tax purposes.

     4.3  TIME DEVOTED BY THE GENERAL PARTNER; CONTRACTS WITH THE GENERAL
PARTNER.

    (a) The General Partner shall devote such time as is reasonably necessary to the conduct of the business of the Partnership. The General Partner shall manage the affairs of the Partnership to the best of its ability, and the General Partner shall use its best efforts to carry out the purposes of the Partnership for the benefit of all Partners.

    (b) The General Partner and any Limited Partner may engage in or possess an interest in other business ventures of every nature and description, independently or with others, whether such ventures are competitive with the Partnership or otherwise, and neither the Partnership nor any Partner shall have any right by virtue of this Agreement in or to such independent ventures or to the income or profits therefrom.

    (c) The General Partner may, on behalf of the Partnership, enter into contracts or other agreements including, without limitation, the contracts set forth on Schedule I hereto, with the General Partner or any entity directly or indirectly related to or affiliated with the General Partner.

    4.4  NET WORTH; LIABILITY; INDEMNIFICATION.

    (a) The General Partner shall be entitled to reimbursement from the Partnership for all properly incurred Partnership expenses or obligations paid by the General Partner out of its own funds including, without limitation, amounts expended prior to the admission of additional Class A Limited Partners.

    (b) The General Partner represents that it presently does, and agrees that it will, at all times during the term of the Partnership, (a) maintain a net worth (computed without regard to the General Partner's interest in the Partnership and in any other limited partnerships) equal to at least 10% of
(i) the aggregate capital contributions of the Partners and (ii) the aggregate capital contributions of all partners to all other limited partnerships in which the General

Partner is the sole general partner and (b) meet all other criteria set forth in Revenue Procedures 72-13 and 74-17 of the Internal Revenue Service with respect to its ruling policy on the status of limited partnerships, unless and until the General Partner has been advised by counsel that the foregoing are not relevant to the classification of the Partnership as a partnership for federal income tax purposes.

    (c) Neither the General Partner nor any of its officers, directors, employees or agents shall be liable to the Partnership or any Limited Partners for any action or inaction of the General Partner in connection with the business or affairs of the Partnership, so long as the person against whom liability is asserted acted in good faith on behalf of the Partnership and in a manner reasonably believed by such person to be in the best interests of the Partnership, but only if such course of conduct does not constitute gross negligence or willful misconduct. The General Partner and its affiliates, officers, directors and agents shall be indemnified and held harmless by the Partnership for any liability or loss suffered by them solely by virtue of the performance by any of them of the duties of the General Partner acting as general partner in connection with the Partnership's business, so long as such indemnified person acted in good faith on behalf of the Partnership and in a manner reasonably believed by such person to be in the best interests of the Partnership, but only if such course of conduct does not constitute negligence or misconduct; provided that such indemnification or agreement to hold harmless shall only be recoverable out of assets of the partnership and not from the Limited Partners.

    4.5  LIMITED PARTNERS.

    (a) The Limited Partners shall not take part in the management of the Partnership business or transact any business for the Partnership, shall have no power to sign for or to bind the Partnership, and shall not be personally liable for any of the debts or obligations of the Partnership beyond the amount of capital contributed by them to the Partnership, except as may be required by applicable law; provided, however, that the Limited Partners shall have the power to vote upon the following Partnership matters affecting the basic structure of the Partnership, each of which shall require the affirmative vote or written consent of the Limited Partners holding a majority of the Partnership Capital Percentages of all Limited Partners as a group:

      (i) if and to the extent permitted by law, continuation of the Partnership after a Terminating Event as defined in Section 8.2;

      (ii)  acceptance of resignation of General Partner;

      (iii) election of a new General Partner after the occurrence of a Terminating Event;

      (iv) sale of all or substantially all of the assets of the Partnership other than as provided for in any of the contracts set forth on Schedule I hereto;

      (v)  approval of sale of the Partnership Interest of the General
Partner;

      (vi)  removal of a General Partner;

      (vii) termination of the Partnership other than by a Terminating Event or the expiration of its term, but only after all of the Agreed Capital Contributions (and interest and other income earned on temporary investments thereof) have been expended; and

      (viii)  amendment of this Agreement.

Upon the approval of any of the foregoing Partnership matters pursuant to this Section 4.5, the General Partner automatically shall be authorized and directed to conclude any transaction so approved, and all Partners, including any Limited Partners who may have been opposed to any such transaction, shall be bound to conclude the transaction and to execute such documents and do such things in furtherance thereof as the General Partner deems necessary or convenient. A copy of each amendment shall be sent to each Limited Partner.

    (b) Each Limited Partner shall provide to the Partnership prompt written notice of any change of such Limited Partner's address from that set forth on Schedule A hereto, and the General Partner may amend Schedule A to reflect such change of address.

    4.6 CLASS B LIMITED PARTNER'S RIGHT TO CONSULT. The Class B Limited Partner shall have the right to consult with the General Partner with respect to any products to be developed by the partnership. This role shall be advisory in nature and shall not in any way limit the power of the General Partner under this Agreement.

                                     ARTICLE 5

                              ACCOUNTING AND REPORTS

    5.1  BOOKS AND RECORDS.   The General Partner shall maintain proper and
complete books of account of the business of the Partnership, which shall be open to inspection by any Partner, or such Partner's duly authorized representative, at the Partnership's principal place of business upon reasonable notice and for a proper purpose at all reasonable times during normal business hours. The Partnership shall employ a firm of certified public accountants, selected by the General Partner, to review its books annually.

    5.2 FISCAL YEAR. The fiscal year of the Partnership shall be the calendar year.

    5.3 ACCOUNTING METHOD. The books of the Partnership shall be maintained on the cash basis of accounting.

    5.4 REPORTS. (a) Within 75 days after the end of each year, the General Partner shall notify in writing each Person who was a Partner at any time during the year of such person's distributive share of the Partnership's net income and net losses for such year and all other Partnership information necessary for the preparation of such person's federal income tax returns. Within 90 days after the end of each year, the General Partner shall furnish to each Partner an annual report containing (i) financial statements of the Partnership including, without limitation, a balance sheet and statements of income and changes in financial position for such year, prepared in accordance with generally accepted accounting principles and accompanied by a report of the Partnership's certified public accountants and (ii) a general description of the activities of the Partnership during the period covered by the report and
(iii) a description of any material transactions between the Partnership and the General Partner or any of its affiliates.

    (b) Within 60 days after the end of each calendar quarter (other than the last fiscal quarter of any year) prior to the termination of this Agreement, the General Partner shall furnish to each Partner a report containing a balance sheet and an income statement for such quarterly period, each of which will be prepared in accordance with generally accepted accounting principles but which may be unaudited. The report also shall contain a description of any material events concerning the business of the Partnership that occurred during such fiscal quarter.

    (c) As soon as practicable after the dissolution of the Partnership, the General Partner shall furnish to all of the Partners reports equivalent to those furnished after the close of each year, and a report showing the amount realized upon disposition of the Partnership assets.

    5.5 TAX RETURNS AND OTHER REPORTS. The General Partner shall cause income tax returns of the Partnership to be prepared and timely filed with the appropriate taxing authorities. The General Partner shall prepare and file with appropriate state authorities any reports required to be filed by such state authorities, and also shall prepare and file with the Securities and Exchange Commission any reports required to be filed with such commission.

                                    ARTICLE 6

                       TRANSFERS AND OTHER DISPOSITIONS
                          OF PARTNERSHIP INTERESTS

     6.1 TRANSFER OF INTERESTS. The Partnership Interest of a Partner shall not be sold, assigned, transferred or encumbered, except as provided in this Agreement. A Partner's "Interest" shall refer to the entire ownership interest of the Partner in the Partnership, including the right of such Partner to any and all benefits to which such Partner may be entitled as provided in this Agreement, together with the obligations of such Partner to comply with all of the terms hereof. Any purported transfer or assignment made other than in accordance with this Agreement shall be null and void and of no force and effect, at the option of the General Partner. No transfer or assignment to a minor (except in trust or pursuant to the Uniform Gifts to Minors Act) Shall be effective.

    6.2 DEATH OR INCOMPETENCE OF CLASS A LIMITED PARTNER. Subject to the provisions of Sections 6.4 and 6.5 and the General Partner's option described in Article 7, the personal representative or other successor of a deceased or incompetent Class A limited Partner shall succeed to the Interest of a Class A Limited Partner after such representative or successor shall have submitted to the General Partner certified copies of court orders, or other evidence satisfactory to the General Partner, establishing such incompetence or death and the authority of such personal representative or successor; however, such representative or successor shall not become a substituted Limited Partner without the consent of the General Partner, which consent may be withheld in the absolute discretion of the General Partner.

    6.3  SALE OR TRANSFER OF INTEREST OF A LIMITED PARTNER.

    (a) Subject to any restrictions on transferability required by law, the provisions of Sections 6.4 and 6.5 hereof and the General Partner's option described in Article 7 hereof, any Limited Partner may assign or otherwise transfer such Limited Partner's Interest in the Partnership, provided:

        (i) the transfer of a Class A Limited Partner's Interest is in an increment of $5,000 of Agreed Capital Contribution, and the transfer by the Class B Limited Partner is of its entire Interest;

    (ii) with respect to a Class A Limited Partner's Interest, the assignee or transferee meets all requirements set forth in the Prospectus applicable to additional Class A Limited Partners;

    (iii) the General Partner consents in writing to such assignment or transfer, which consent shall be withheld and may only be withheld if such assignment or transfer (a) does not satisfy subparagraph (ii) above, (b) would jeopardize the status of the Partnership for federal income tax purposes, or (c) would violate, or cause the Partnership to violate, any applicable law or governmental rule or regulation, including without limitation, any applicable federal or state securities law;

    (iv) if requested by the General Partner, an opinion from counsel for the Partnership is delivered to the General Partner stating that, in the opinion of such counsel, such transfer or assignment will not violate or cause the Partnership to violate, any applicable law or governmental rule or regulation including, without limitation, any applicable federal or state securities law;

    (v) the full Agreed Capital Contribution of the assignor or transferor has been paid; and

    (vi) prior to the transfer or assignment, the assignor or transferor reimburses the General Partner and the Partnership for their expenses, including attorneys' fees, incurred in connection with the transfer or assignment.

In the event of any such assignment or transfer, such Limited Partner's assignee or transferee shall be allocated the same Percentage of net income and net losses that the transferring Limited Partner would have been allocated had no such assignment or transfer been made; however, such assignee or transferee shall not become a substituted Limited Partner without the consent of the General Partner, which consent may be withheld in the absolute discretion of the General Partner.

    (b) Each Limited Partner shall indemnify and hold harmless the Partnership, the General Partner and any Limited Partner who was or is a party to, or is threatened to be made a party to, any threatened, pending or completed action, suit or proceeding of any kind whatsoever, by reason of or arising from any actual or alleged misrepresentation or misstatement of facts or omission to state facts made or omitted to be made by such Limited Partner in connection with any assignment, transfer, encumbrance or other disposition of all or any part of an Interest in the Partnership, or the admission of a substituted Limited Partner to the Partnership, against expenses for which the Partnership, the General Partner or any such Limited Partner has not otherwise been reimbursed including, without limitation, reasonable attorneys' fees, judgments, fines and amounts paid in settlement, actually and reasonably incurred in connection with such action, suit or proceeding.

    6.4 ASSIGNEE OF TRANSFEREE BOUND BY THIS AGREEMENT. The assignee or transferee of any Limited Partner's Interest shall be subject to all the terms, conditions, restrictions and obligations of this Agreement. No transfer or assignment shall be recognized until and unless the transferee or assignee shall have so acknowledged in writing to the General Partner in a manner and form reasonably satisfactory to the General Partner.

    6.5 EFFECTIVE DATE OF TRANSFER. Any assignment which is permitted hereunder shall be effective as of the close of the calendar month during which all required documentation is received by the General Partner. In addition to the conditions set forth above, an assignee, transferee, heir or legatee of a Limited Partner (to the extent of the Interest acquired from the Limited Partner) shall become a substituted Limited Partner as that term is used in the Act only upon the consent of the General Partner and upon the recording of an amended Certificate of Limited Partnership, if required under the Act.

    6.6 NONTRANSFERABILITY OF INTEREST OF A GENERAL PARTNER. The General Partner shall not voluntarily resign or withdraw from the Partnership as General Partner without (i) obtaining the affirmative vote or written consent of the Limited Partners holding a majority of the Partnership Capital Percentages of all Limited Partners, (ii) providing at least one successor general partner (to whom the resigning General

Partner shall assign its Interest as General Partner in the Partnership) satisfactory to Limited Partners holding a majority of the Partnership Capital Percentages of all Limited Partners, and (iii) delivering to the Partnership an opinion of the Partnership's counsel that such resignation or withdrawal will not subject the Partnership to federal income taxation as an association taxable as a corporation. Notwithstanding anything in this Agreement to the contrary, if the General Partner resigns or withdraws from the Partnership in a manner contrary to the foregoing, (i) its then existing capital account automatically shall be converted into a capital account which is subordinated to all debts and obligations of the Partnership and which shall be due and payable only upon termination of the Partnership and (ii) the General Partner shall not be entitled thereafter to share in any profits or losses of the Partnership or receive any distributions from the
Partnership other than on liquidation.   In the event of the resignation or
withdrawal by the General Partner, the Limited Partners shall elect whether to carry on the business of the Partnership with one or more substituted general partners.

    6.7 REMOVAL OR BANKRUPTCY OF GENERAL PARTNER. If the General Partner is removed or becomes bankrupt, and the Partnership is not terminated, the General Partner's Interest shall be converted into a Class A Limited Partnership Interest with an equal Capital Account balance and equal

Partnership Capital Percentage, as though an additional Class A Limited Partner had been admitted to the Partnership.

                                   ARTICLE 7

                                PURCHASE OPTION


    7.1 GRANT OF OPTION. Each Limited Partner hereby grants to the General Partner an irrevocable option to purchase all of such Limited Partner's Interest in the Partnership (the "Purchase Option").

    7.2 TIME FOR EXERCISE. The Purchase Option may be exercised at any time during the period commencing on January 1, 1987 and expiring upon the dissolution of the Partnership. The Purchase option with respect to any Limited Partner's Interest may be exercised only if the Purchase Option is exercised as to all Limited Partners' Interests.

    7.3 MANNER OF EXERCISE. The General Partner may exercise the Purchase Option only by a notice of exercise to the Partnership and each Limited Partner (or his assignee or transferee), which notice shall specify a date (the "Closing Date"), no later than 30 days after the date of the notice, upon which the General Partner desires to consummate the purchase of the Limited Partners' Interests.

    7.4 PURCHASE PRICE; PAYMENT. If the Agreed Capital Contributions of all Limited Partners are $16,750,000, the aggregate purchase price for the Limited Partners' Interests will be as follows:

    If Exercised During                 Lump Sum Payment
    -------------------                 ----------------
    calendar year 1987                     $60,000,000
    calendar year 1988                     $90,000,000
    calendar year 1989 and thereafter     $120,000,000

less, in each case, an amount equal to all Excess Cash distributed to the Limited Partners by the Partnership; provided, however, that the lump sum payment to be made by the General partner upon any exercise after December 31, 1989 shall in no event be less than $50,000,000. Notwithstanding the foregoing, if the Agreed Capital Contributions of all Limited Partners are less than $16,750,000, each of the amounts set forth above shall be reduced proportionately. On the Closing Date, the General Partner will forward to each Limited Partner, by check, in United States dollars, such Limited Partner's proportionate share of the purchase price paid, based on such Limited Partner's Partnership Capital Percentage.

    7.5 TRANSFER OF TITLE. On the Closing Date, upon payment by the General Partner of the purchase price, title to all of the Limited Partners' Interests automatically will be transferred to the General Partner without the necessity of any action an the part of any Limited Partner.

    7.6 RIGHTS OF ALZA DEVELOPMENT CORPORATION. Notwithstanding anything else contained in this Agreement or any amendment of this Agreement, ALZA Development Corporation shall retain the right to exercise the Purchase Option even if it is no longer a general partner of the Partnership.

                                    ARTICLE 8

                                   TERMINATION

    8.1 TERMINATION. The Partnership shall terminate upon the earliest of the following events to occur:

    (a)  January 31, 2004;

    (b) the occurrence of a Terminating Event without the appointment of a successor general partner, as provided in Section 8.2;

    (c)  a vote of the Limited Partners as provided in Section 4.5; and

    (d) a sale (by means other than the entering into one or more license agreements) by the Partnership of all or substantially all of its assets, unless the Partnership is continued by the vote or written consent of the Limited Partners as provided in Section 4.5.

    8.2 TERMINATING EVENT. Upon the resignation, removal, withdrawal or bankruptcy of the General Partner ("Terminating Event"), the Partnership shall terminate unless the Limited Partners shall, within 90 days after the occurrence of the Terminating Event, elect a successor general partner by the vote required in Section 4.5.

    8.3  RIGHT TO DISSOLVE THE PARTNERSHIP.  Except as provided in this
Article 8, no Partner shall have the right to cause the dissolution of the Partnership before the expiration of the term for which it is formed.

                                    ARTICLE 9

                              DISSOLUTION AND FINAL
                              DISTRIBUTION OF ASSETS


    9.1 WINDING UP THE PARTNERSHIP. If the Partnership terminates, the Partnership immediately shall commence to wind up its affairs. The assets of the Partnership shall be applied in the following order:

         (a) Payment to creditors of the Partnership, other than Partners, in the order of priority provided by law. In the discretion of the General Partner, reserves may be established to meet any contingent obligations or liabilities and, if and when such contingencies shall cease to exist, any remaining assets in such reserves shall be distributed as provided in
     this   Section 9.1.

         (b) Payment to each Limited Partner of any credit balance in such Limited Partner's Capital Account.

         (c) Payment to the General Partner of any credit balance in its Capital Account or payment to the Limited Partners, in proportion to their Partnership Capital Percentages, of the total amount of any debit balance in the General Partner's Capital Account.

         (d) Payment to the Partners of any remaining assets in proportion to their respective Partnership Capital Percentages.

A Limited Partner may, but shall not have the right to, receive property other than cash in return for such Limited Partner's capital contribution.

    9.2 GAINS OR LOSSES IN PROCESS OF LIQUIDATION. Any gain or loss on disposition of Partnership properties in the process of liquidation shall be credited or charged to the Partners in the proportion of their interests in profits or losses as specified in Section 3.3. Any property distributed in kind in the liquidation shall be valued and treated as though the property were sold and the cash proceeds were distributed. The difference between the value of the property distributed in kind and its book value shall be treated as gain or loss on sale of the property and shall be credited or charged to the Partners in the proportions of their interests in income or losses as specified in Section 3.3.

    9.3. WAIVER OF RIGHTS TO COURT DECREE OF DISSOLUTION. The parties agree that irreparable damage would be done to the goodwill and reputation of the Partnership if any Partner should bring an action in court to dissolve the Partnership. Care has been taken in this Agreement to provide for fair and just Payment in liquidation of the interests of all Partners. Accordingly, each party hereby waives and renounces his right to seek a court decree of dissolution or the appointment by the court of a liquidator for the Partnership.

    9.4 RETURN OF CAPITAL. Except as provided in this Article 9, no Partner shall have the right to demand return of the partner's Agreed Capital Contribution or distribution of any of the assets or income of the Partnership. Each Partner shall look solely to the assets of the Partnership for the return of the Partner's Agreed Capital Contribution; and, if the Partnership property remaining after the payment or discharge of its debts, liabilities or distributions is insufficient to return the Agreed Capital Contributions, the Partners shall have no recourse against the General Partner or any Limited Partner, except as provided in
Section 4.4(c).

                                      ARTICLE 10

                                 MEETINGS OF PARTNERS

    10.1 MEETINGS. Meetings of the Partnership may be called by the General Partner, or by Limited Partners holding more than ten percent of the Partnership Capital Percentages of all Partners, for matters upon which the Partners may vote as set forth in this Agreement. A list of the names and addresses of all Limited Partners shall be maintained as part of the books and records of the Partnership and shall be made available on request to the Limited Partners or their representatives at the requesting Partner's cost. Within ten days after receipt of a written request for a meeting stating the purpose of the meeting, the General Partner shall provide all Partners with a written notice setting forth (i) a date, not less than 15 nor more than 60 days after the date of the notice, on which the meeting will be held, (ii) the purpose of the meeting and (iii) the time and place of the meeting. In lieu of a meeting, the General Partner may submit proposed amendments to this Agreement to the Limited Partners for action by their written consent.

                                    ARTICLE 11

                                  MISCELLANEOUS

    11.1 COSTS. The Partnership shall assume and pay all obligations and all reasonable costs and fees in connection with the organization of the Partnership and shall bear all expenses properly chargeable to the administration or operation of the Partnership or its business, the protection of Partnership assets or the carrying out of this Agreement or the purposes of the Partnership.

    11.2 HEADINGS. Headings are inserted in this Agreement for convenience only and shall not be referred to in the interpretation of this Agreement.

    11.3 COUNTERPARTS; SIGNATURE PAGES. This Agreement may be executed in counterparts each of which shall be deemed an original but all of which together shall constitute one and the same Agreement. Any Partner executing a signature page of this Agreement shall be deemed to have executed a counterpart hereof.

    11.4 ENTIRE AGREEMENT. This Agreement comprises the entire agreement between the parties hereto relating to the rights and obligations of the General Partner and Limited Partners, respectively.

    11.5 NOTICES. Any notice, request or other communication shall be in writing and shall be deemed duly given if personally delivered or if mailed by registered or certified mail if in the United States and air mail if outside the United States, return receipt requested (in the United States), postage prepaid, to the Partnership at its principal place of business and to any Partner at the address shown from time to time on Schedule A. The Partnership or any Partner may change the address to which notice may be given or any other communication sent by serving notice of such change of address upon the Partnership (or upon the other Partners if the Partnership is the one giving notice) in the manner herein specified. Any notice given in conformity with this Section 11.5 shall be effective when delivered, if delivered personally, and five days after mailing, if mailed.

    11.6 APPLICABLE LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of California as applied between residents of that state entering into contracts wholly to be performed in that state.

    11.7 SUCCESSORS AND ASSIGNS. Except as herein provided to the contrary, this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective heirs, administrators, executors, distributees, successors and permitted assigns.

    11.8 AUTHORIZATION; POWER OF ATTORNEY. Each of the Limited Partners irrevocably constitutes and appoints ALZA Development Corporation, the General Partner of ALZA TTS Research Partners, Ltd., with full power of substitution, the true and lawful attorney for such Limited Partner and in such Limited Partner's name, place and stead to make, execute, sign, acknowledge, swear to, deliver, record and file any documents or instruments which may be considered necessary or desirable by the General Partner to carry out fully the provisions of this Agreement including, without limitation, (i) an amendment or amendments of this Agreement and the Certificate of Limited Partnership of the Partnership for the purpose of adding such Limited Partner and other persons as Limited Partners of the Partnership as contemplated by this Agreement, (ii) other amendments of this Agreement and the Certificate of Limited Partnership or cancellation of the same and (iii) documents necessary or desirable for the consummation of the purchase of the Limited Partners' interests under the Purchase Option. The power of attorney hereby granted shall be deemed to be coupled with an interest, shall be irrevocable and shall survive the death, incapacity, insolvency, dissolution or termination of such Limited Partner or any transfer or assignment of all or any portion of such Limited Partner's Interest.

    IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

General Partner:                     Initial Class A Limited
                                     Partner:

ALZA DEVELOPMENT CORPORATION



By /s/ Peter F. Carpenter             /s/ Mary M. Roensch
  ------------------------------     --------------------------
Peter F. Carpenter, President            Mary M. Roensch

                                    Schedule I


Research and Development Agreement dated December 30, 1982 between ALZA TTS Research Partners, Ltd. and ALZA Corporation.

Technology License Agreement dated December 30, 1982 between ALZA TTS Research Partners, Ltd. and ALZA Corporation

Option Agreement dated December 30, 1982 between ALZA TTS Research Partners, Ltd. and ALZA Corporation

Distribution Agreement dated as of December 30, 1982 among ALZA TTS Research Partners, Ltd., ALZA Corporation and Stada Arzneimittel AG

                                     SCHEDULE A

                       Class of                                 Agreed Capital
Name                   Partner             Address               Contribution
-----                  --------            -------              --------------
ALZA                   General         950 Page Mill Road      1% of the aggregate capital
Development            Partner         Palo Alto, CA 94304     contributions of all
Corporation                            Attention: President    Partners


Mary M.                Class A         2178 Spanishgate        $990
Roensch                Limited           Court
                       Partner         San Jose, CA 95132


